Exhibit 99.1

INVESTOR RELATIONS
Rachel Carroll
ENER1 Inc.
Phone: 212 920 3500
Email: rcarroll@ener1.com

MEDIA RELATIONS
Jon Coifman

Waggener Edstrom Worldwide

Phone: 212 551 4815

Email: jcoifman@waggeneredstrom.com

ENER1 Receives Commitment for $65 Million Equity Investment

Proceeds will Fund Investment Program for 2010

New York, NY (June 1, 2010) – Ener1, Inc. (NASDAQ:HEV), a global manufacturer of large-format lithium-ion battery systems for automotive and utility grid applications, today announced that it has executed an agreement with its principal shareholder, Ener1 Group, for the purchase of common stock and warrants for $65 million. The investment, which is expected to close later this week, is subject to customary closing conditions.

“The commitment of new capital from Ener1 Group is another strong vote of confidence from our most significant shareholder,” said Ener1, Inc. CEO and Chairman Charles Gassenheimer. “Even in this difficult capital markets environment, Ener1 has a compelling growth story that is clearly able to attract the type of long term private equity capital needed to scale our business. Further evidence of this ability is reflected by our ongoing discussions with one of our significant shareholders to increase their investment in Ener1 to a level necessary to achieve positive cash flow.”

Ener1 Group will purchase 18,678,161 shares of common stock and 8 million warrants. The warrants, three million of which are exercisable into Ener1 common stock at a strike price of $3.48, and five million with a strike price of $4.40, have a five-year maturity and are not exercisable for six months from the date of issuance.

Ener1 Group is an investment vehicle established by Russian industrialist and entrepreneur Boris G. Zingarevich, 50, a long-established world leader in the sustainable forest products industry who more recently branched out into commercial real estate development and clean technology. Mr. Zingarevich currently sits on the board of a joint venture between a Russian manufacturing company he co-founded and International Paper Company, the largest pulp and paper company in the world.

“It is clear to see that technological innovation, particularly in the energy field, will be a key driver for economic development in the 21st century,” commented Mr. Zingarevich, whose principal business is based in St. Petersburg, traditionally Russia’s window on the west. “Thanks to new possibilities in energy storage, transportation electrification and smart grids are two developments happening now that will change economies and society in many positive ways.”

Ener1’s principal operating subsidiary, EnerDel, Inc., announced last month that it had achieved an important automotive-grade certification, Production Part Approval Process (PPAP), for THINK, the maker of the world’s first fully homologated pure electric vehicle, and had begun shipping battery packs to be installed in THINK vehicles for commercial sale in European and North American markets.

Today’s new capital injection adds to funds from the U.S. Energy Department (DOE) under the federal government’s Advanced Battery Manufacturing Initiative to ramp up production at EnerDel’s facilities in Indianapolis to a rate of 900 electric vehicle battery packs per month, a production point at which EnerDel expects to be EBITDA break-even. EnerDel has also entered the term sheet negotiation phase with DOE on a long-term, low-interest loan under the Advanced Technology Vehicle Manufacturing Program.

The new equity injection for Ener1, Inc. comes on the heels of the company’s announcement last week of a manufacturing joint venture with Wanxiang Corporation, the largest tier-one supplier to the Chinese auto industry. This joint venture is expected to provide Ener1 with access to such potential Chinese customers as SAIC, Chana, Haima, Guangzhou and Yutong, the world’s second-largest bus maker.

Ener1 has also been engaged in negotiations with leading Russian companies interested in energy storage applications for the electrical grid specific to that region’s vast expanse and disparate population centers.  “We have been monitoring high-level discussions between the two countries’ governments regarding American facilitation of smart grids in Russia,” said Mr. Gassenheimer.  “Ener1 is ideally positioned technologically to address this Russian need in the immediate term and to realize commercial potential on a scale few markets other than China or Russia can offer.”

Ener1, Inc. also announced today that Mr. Zingarevich has been appointed to the Ener1 board to fill a vacancy created by an increase in the number of Board members. “Mr. Zingarevich has long taken the fruits of his commercial success in traditional industries and put them behind a technology company that he believes in,” commented Mr. Gassenheimer. “We are very fortunate to have the immediate benefits of his decades of industrial experience, knowledge of global markets and strong vision of the future of the world economy, as well as access to emerging customer opportunities in Russia.”

About Ener1, Inc.

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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